24(b)(9): Opinion and Consent of Counsel

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J. Neil McMurdie Senior Counsel (860) 580 -2824 Fax: (860) 580-4897 neil.mcmurdie@us.ing.com April 10, 2012

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Attention: Filing Desk

Re:	ING Life Insurance and Annuity Company and its Variable Annuity Account B
Post-Effective Amendment No. 43 to Registration Statement on Form N-4
Prospectus Title: Group Variable Annuity Contracts for Employer-Sponsored
Deferred Compensation Plans
File Nos.: 033-75996* and 811-2512

Ladies and Gentlemen:

The undersigned serves as counsel to ING Life Insurance and Annuity Company, a Connecticut life insurance company (the Company ). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed the Post -Effective Amendment to the above-referenced Registration Statement on Form N-4. This filing describes the Group Variable Annuity Contracts for Employer-Sponsored Deferred Compensation Plans group deferred fixed and variable annuity contracts (the Contracts ) offered by the Company through its Variable Annuity Account B (the Account ). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

*	Pursuant to Rule 429(a) under the Securities Act of 1933, Registrant has included a combined prospectus under this Registration Statement which includes all the information which would currently be required in a prospectus relating to the securities covered by Registration Statement No. 2-52448 and the individual deferred compensation contracts covered by Registration Statement No. 33-76000.

Windsor Site	ING North America Insurance Corporation
One Orange Way, C2N
Windsor, CT 06095-4774

1. The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.

2.	The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Connecticut.
3.	The Contracts and the interests in the Account to be issued under the Contracts have been duly authorized by the Company.
4.

The assets of the Account will be owned by the Company. Under Connecticut law and the provisions of the Contracts, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

5.

The Contracts provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Contracts.

6.

The Contracts and the interests in the Account, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statement and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

Sincerely,

/s/ J. Neil McMurdie
J. Neil McMurdie